 EXHIBIT 10.2

ARTELO BIOSCIENCES, INC.

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to Amended and Restated Employment Agreement (the “Amendment”) is entered into and effective as of October 26, 2025 (the “Effective Date”) by and between Artelo Biosciences, Inc. (the “Company”), and Gregory D. Gorgas (“Executive”).

WHEREAS, Executive previously entered into an Amended and Restated Employment Agreement with the Company effective as of June 20, 2019 (the “Employment Agreement”).

WHEREAS, in accordance with Section 14 of the Employment Agreement, the Company and Executive mutually desire to amend the Employment Agreement to provide for certain changes as set forth below.

WHEREAS, in consideration of the promises and mutual covenants contained herein, Executive and the Company agree as follows:

AGREEMENT

1.         Sections 3(a) and 3(b) of the Employment Agreement shall be amended and replaced in full as follows:

(a)        Base Salary.  Executive’s current annual base salary as of the Effective Date is $540,000.  Executive’s base salary will be subject to review and adjustment based upon the Company’s normal performance review practices, subject to Executive’s right to resign for Good Reason upon a decrease in base salary as described in Section 7 of this Agreement and Appendix A attached hereto (Executive’s annual base salary, as adjusted from time to time, the “Base Salary”).  Executive’s Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b)       Bonus. During each calendar year of the Employment Term, Executive will be eligible to receive an annual bonus of up to 50% of Base Salary (with a “Target Bonus” equal to 50% of Base Salary), less applicable withholdings, upon achievement of performance objectives to be determined by the compensation committee (the “Compensation Committee”) of the Board in its sole discretion (the “Bonus”) provided the Compensation Committee has met and conferred with Executive in good faith at or before the start of each calendar year and considered his input as the performance objectives for that year. The Bonus, or any portion thereof, will be paid as soon as practicable after the Compensation Committee determines that the Bonus has been earned, but in no event shall the Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Bonus is earned or (ii) March 15 following the calendar year in which the Bonus is earned.  Executive must be employed with the Company through the first day of the year following the year to which a Bonus relates in order to receive any Bonus that the Compensation Committee or the Board approves for such year.

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2.         Section 7 of the Employment Agreement shall be amended and replaced in full as follows:

7.    Severance.

(a)        Termination for other than Cause, Death or Disability, or Resignation for Good Reason Outside Change in Control Period.  If, outside the Change in Control Period (as defined below), the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or Executive terminates his employment for Good Reason, then, subject to Section 1 of Appendix A and Section 7(c) below, Executive will be entitled to receive all of the items referenced in clauses (i) through (vi) below. A resignation for any reason that is accelerated by the Company shall continue to be construed as a resignation and not as a termination of employment.

(i)         The Accrued Benefits (as defined below).  For avoidance of doubt, the Accrued Benefits (x) are not subject to Section 1 of Appendix A and (y) shall include any unpaid earned Bonus for a prior completed year.

(ii)        A lump sum cash payment equal to Executive’s pro rata annual bonus (the “Pro-Rata Annual Bonus”) calculated by multiplying (1) the annual Bonus, if any, Executive would have earned had Executive remained employed through the end of the year in which the termination occurs, as calculated and determined by the Board or Compensation Committee based on actual achievement of applicable performance goals for such year and in accordance with the Company-approved methodology used to calculate annual bonuses by (2) a fraction, the numerator of which is the number of calendar days from the beginning of the applicable annual period in which the termination occurred through the date of termination, and the denominator of which is 365 for the year in which the termination occurs. The Pro-Rata Annual Bonus, if any, shall be paid, unless otherwise determined by the Board or Compensation Committee, at the time the Company determines and pays annual bonuses for other similarly situated executives of the Company, but in any event no later than the date that is two and a half (2 ½) months following the close of the calendar year in which the termination occurred.

(iii)       Cash severance in an amount equal to 200% of the sum of (1) Executive’s Base Salary, as then in effect (but disregarding any reduction in Base Salary that is the basis for Executive’s resignation for Good Reason), plus (2) Executive’s Target Bonus for the calendar year in which Executive’s employment is terminated (the sum of (1) and (2), the “Annual Base Amount”), which cash severance shall be paid in equal installments, less applicable withholdings and in accordance with the Company’s normal payroll procedures, for a period of twenty-four (24) months from the date Executive’s employment with the Company terminates with the first payment to be made within 10 days following the effective date of the Release (and include any payments that otherwise would have been paid to Executive between Executive’s termination date and the effective date of the Release under the Company’s normal payroll cycle), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the twenty-four (24)-month period following Executive’s termination of employment (subject to any delay as may be required for compliance with Section 409A in accordance with Appendix A) (for the avoidance of doubt, in no case will Executive receive cash severance payments under this Section 7(a) in an aggregate amount that is greater than 200% of the Annual Base Amount), subject to compliance with Section 409A).

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(iv)     Reimbursement for the cost of continuation of health coverage for Executive and Executive’s eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (i) twenty-four (24) months following Executive’s termination of employment or (ii) the date Executive and Executive’s eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of Executive’s termination of employment, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment equal to twenty-four (24) months of Executive’s estimated COBRA premiums, less applicable withholdings, within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A).

(v)      Accelerated vesting as of Executive’s employment termination date as follows:

           (1)      with respect to Executive’s equity awards outstanding as of the Amendment, acceleration in an amount equal to 100% of the then-unvested shares pursuant to the terms of the Employment Agreement prior to the Amendment; and

           (2)      with respect to equity awards granted to Executive on or after the Amendment, acceleration with respect to the number of shares of common stock that were scheduled to vest pursuant to the vesting schedule of such time-based equity awards over the twenty-four (24)-month period immediately following Executive’s employment termination date, notwithstanding such employment termination date, provided that, with respect to any equity awards with performance-based vesting, such equity awards shall vest in accordance with the terms of the applicable award agreements with any determination of whether such performance goals are satisfied or are expected to be satisfied to be determined in the sole discretion of the Compensation Committee or the Board, as the case may be.

All equity awards that do not vest at termination by their terms or pursuant to this Section 7(a)(v)(1) and (2) shall be forfeited effective as of Executive’s termination date; provided that if Executive’s employment termination date occurs prior to a Change in Control, such awards shall terminate on the earlier of (x) three months and one day after Executive’s employment termination date and (y)  the expiration of such awards as set forth in the award documentation.

(vi)     Each of Executive’s then-outstanding stock options shall remain exercisable, to the extent vested (after giving effect to the vesting acceleration described in Section 7(a)(v)) for a period of twelve (12) months measured from the date of Executive’s termination, but in no event beyond the expiration of the maximum option term and subject to the terms of the equity plan and option agreement under which it was granted that may require earlier termination of the option upon the occurrence of certain events (including the Change in Control) other than Executive’s termination.

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(b)        Termination other than for Cause, Death or Disability, or Resignation for Good Reason within the Change in Control Period.  If, within the period beginning three (3) months prior to a Change in Control and ending twelve (12) months following a Change in Control (the “Change in Control Period”), the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability or Executive terminates his employment for Good Reason, then, subject to Section 1 of Appendix A and Section 7(c) below, Executive will be entitled to receive all of the items referenced in clauses (i) through (vi) below. A resignation for any reason that is accelerated by the Company shall continue to be construed as a resignation and not as a termination of employment.

(i)         The Accrued Benefits.  For avoidance of doubt, (x) the Accrued Benefits are not subject to Section 1 of Appendix A and (y) shall include any unpaid earned Bonus for a prior completed year.

(ii)        A lump sum cash payment equal to the greater of (1) the Pro-Rata Annual Bonus and (2) Executive’s Target Bonus for the year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of calendar days from the beginning of the applicable annual period in which the termination occurred through the date of termination, and the denominator of which is 365 and in either case of (1) or (2), paid no later than the date that is two and a half (2 ½) months following the close of the calendar year in which the termination occurred.

(iii)       A lump-sum payment equal to 300% of the Annual Base Amount, less applicable withholdings, to be paid within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A). The amount of this payment will be reduced by any amounts Executive previously received under Section 7(a)(iii) because Executive’s termination occurred the three (3) months prior to a Change in Control.

(iv)       Reimbursement for the cost of continuation of health coverage for Executive and Executive’s eligible dependents pursuant to the COBRA until the earlier of (i) thirty-six (36) months following Executive’s termination of employment or (ii) the date Executive and Executive’s eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of Executive’s termination of employment, the Company (or its successor) determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company (or its successor), then the Company (or its successor) instead will pay a lump sum payment equal to thirty-six (36) months of Executive’s estimated COBRA premiums, less applicable withholdings, within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A).

(v)        Accelerated vesting as of Executive’s employment termination date in an amount equal to 100% of the then-unvested shares subject to Executive’s then outstanding equity awards (including the Option).  With respect to any then-outstanding performance-vesting equity awards held by Executive, vesting shall be deemed to be satisfied at the greater of (1) target level of performance or (2) actual level of performance measured in accordance with the applicable performance goals as of the date of the termination as determined by the Board or Compensation Committee in its sole discretion.

(vi)       Each of Executive’s then-outstanding stock options shall remain exercisable, to the extent vested (after giving effect to the vesting acceleration described in Section 7(b)(v)) for a period of twelve (12) months measured from the date of Executive’s termination, but in no event beyond the expiration of the maximum option term and subject to the terms of the equity plan and option agreement under which it was granted that may require earlier termination of the option upon the occurrence of certain events (including the Change in Control) other than Executive’s termination.

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(c)        Termination for Cause, Death or Disability; Voluntary Resignation without Good Reason; Dissolution.  If Executive’s employment with the Company is terminated (1) voluntarily by Executive without Good Reason, (2) by the Company for Cause, (3) due to Executive’s death or Disability, or (4) due to the winding down, dissolution, severe financial distress, or cessation of the Company, then Executive shall be entitled to receive only his Base Salary and accrued but unused vacation time through the effective date of termination plus any Bonus earned, but not yet paid, as of Executive’s date of termination (“Accrued Benefits”).  Moreover, on Executive’s termination date: (i) all vesting will terminate immediately with respect to Executive’s then outstanding equity awards; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except Executive’s Accrued Benefits); and (iii) Executive will not be eligible for any severance benefits (including those set forth under Section 7(a) or (b)). A resignation for any reason that is accelerated by the Company shall continue to be construed as a resignation and not as a termination of employment.

(d)       Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement.  Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 7.

(e)        Clawback; Recovery.   All severance payments provided to Executive under this Section 7 are subject to recoupment in accordance with the Company’s Compensation Recovery Policy, as may be amended from time to time and any successor thereto (except that any amendment or successor thereto that is approved after a Change in Control shall not apply to the severance payments except to the same extent as the policy in place immediately before such Change in Control or as required by applicable listing standards or law) or any other clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, in all cases, to the extent applicable and permissible under applicable law.   No recovery of compensation properly effected in accordance with the terms of such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.

3.         Section 9 of the Employment Agreement shall be removed.

4.         Section 1(a) of Appendix A to the Employment Agreement shall be amended and replaced in full as follows:

(a)        Separation Agreement and Release of Claims. The receipt of any vesting acceleration, severance payments and benefits pursuant to Section 7(a) or (b) of the Agreement will be subject to Executive (1) signing and not revoking a separation agreement and release of claims related to Executive’s service with the Company in substantially the form attached hereto as Appendix B, with such modifications as the Company determines appropriate to comply with applicable law and circumstances (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”); and (2) resigning from the Board (and any Company subsidiary boards on which Executive may serve, if applicable) effective no later than the employment termination date, to the extent Executive is a member of such Board or subsidiary board. If the Release does not become effective and irrevocable by the Release Deadline or if Executive does not resign from the Board as specified above, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

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4.         A new last sentence shall be appended to the end of Section 1(b)(iv) of Appendix A to the Employment Agreement as follows:

To the extent any nonqualified deferred compensation payment to Executive could be paid in one or more of Executive’s taxable years depending upon Executive completing certain employment-related actions (such as signing the Release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.

5.         Section 2(f) of Appendix A to the Employment Agreement shall be amended and replaced in full as follows:

Good Reason.  For purposes of this Agreement, “Good Reason” means Executive’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties, position or responsibilities, or the removal of Executive from such position and responsibilities, either of which results in a material diminution of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction in Executive’s base salary (except where there is a reduction applicable to the management team generally); (iii) the Company’s material breach of the Employment Agreement, as amended pursuant to this Amendment or may be amended from time to time; or (iv) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than 50 miles from Executive’s then present location will not be considered a material change in geographic location.  Executive may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date the Company receives such notice during which such condition must not have been cured.

6.         Full Force and Effect. To the extent not expressly amended or superseded hereby, the Employment Agreement shall remain in full force and effect as is.

7.         Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this Amendment with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Amendment, and is knowingly and voluntarily entering into this Amendment.

8.         Counterparts.  This Amendment may be executed in counterparts, and may be signed electronically, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

9.         Appendix B.  The form of separation agreement and release of claims that is Appendix B to the Employment Agreement is attached hereto.

10.       Governing Law.  This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by their duly authorized officer, with effectiveness as of the Effective Date.

COMPANY: ARTELO BIOSCIENCES, INC. By: /s/ Connie Matsui Name: Connie Matsui Title: Chair of the Board of Directors	Date: October 26, 2025
EXECUTIVE: /s/ Gregory D. Gorgas Gregory D. Gorgas	Date: October 26, 2025

[SIGNATURE PAGE TO AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

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Note to Draft: This Separation Agreement and Release is a draft only and will be updated by the Company at the time separation of employment occurs based on the circumstances and any legal requirements.

Appendix B

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Gregory D. Gorgas (“Executive”) and Artelo Biosciences, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company;

[Reserved for update upon separation of employment.]

WHEREAS, Executive signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on _________________________, 2025 (the “Confidentiality Agreement”);

WHEREAS, the Executive’s employment with the Company terminated effective _______________________________ (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.                   Consideration.

a.        [Reserved for update upon separation of employment.]

b.         Acknowledgement. Executive acknowledges that without this Agreement, Executive is otherwise not entitled to the consideration listed in this Section 1.

2.         Equity.  [Reserved for update upon separation of employment.]

3.         Benefits.  Executive’s health insurance benefits shall cease in accordance with the applicable benefit plan, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in equity grants, and the accrual of bonuses, and paid time off, ceased as of the Termination Date.

4.         Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has (to the extent applicable) paid or provided all salary, wages, bonuses, vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

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5.         Release of Claims.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, its parents, subsidiaries, and affiliates, and each of their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a.         any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.         any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.         any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.         any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e.         any and all claims for violation of the federal or any state constitution;

f.          any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.         any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any proceeds received by Executive from the Company; and

h.         any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. This release does not extend to any right Executive may have to unemployment compensation benefits.

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6.       Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.       California Civil Code Section 1542.  Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

8.        No Pending or Future Lawsuits.  Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.       Application for Employment.  Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

10.     Confidentiality.  Subject to the “Protected Activity Not Prohibited” Section below, Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”), and Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information. Except as required by law, and subject to the “Protected Activity Not Prohibited” Section below, Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.

11.     Trade Secrets and Confidential Information/Company Property.  Executive acknowledges that, separate from this Agreement, Executive remains under continuing obligations to the Company under the Confidentiality Agreement, including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive has returned all Company property, devices and equipment, and taken all necessary steps to permanently delete or destroy all information, documents, and other items provided to Executive by the Company (with the exception of a copy of any Employee Handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company.

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12.       No Cooperation.  Subject to the “Protected Activity Not Prohibited” Section below, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. Subject to the “Protected Activity Not Prohibited” Section below, if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

13.       Nondisparagement.  Subject to the “Protected Activity Not Prohibited” Section below, Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

14.       Protected Activity Not Prohibited.  Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein.  Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Executive may have under the Sarbanes-Oxley Act.

15.       Breach.  In addition to the rights provided in the “Attorneys’ Fees” Section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law. In addition, the consideration provided to Executive pursuant to Section 1 of this Agreement is subject to recoupment in accordance with the Company’s Compensation Recovery Policy, as may be amended from time to time and any successor thereto or any other claw-back policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, in all cases, to the extent applicable and permissible under applicable law.

16.       No Admission of Liability.  Executive understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive unless such claims were explicitly not released by the release in this Agreement. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

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17.       Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.       ARBITRATION.  EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EXECUTIVE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY. ANY CLAIMS EXECUTIVE MAY BRING PURSUANT TO THE PRIVATE ATTORNEYS GENERAL ACT (“PAGA”) ON BEHALF OF THE LABOR AND WORKFORCE DEVELOPMENT AGENCY MUST BE ARBITRATED ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY WITHOUT ANY JOINDER OR REPRESENTATION OF ANY CALIFORNIA LABOR CODE VIOLATIONS THAT WERE OR COULD BE ASSERTED BY OR ON BEHALF OF ANY OTHER EMPLOYEES. ANY ARBITRATION WILL OCCUR IN THE COUNTY REQUIRED BY MY CONFIDENTIALITY AGREEMENT, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE that the arbitrator shall issue a written decision on the merits. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO THE ARBITRATION SECTION OF THE CONFIDENTIALITY AGREEMENT, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.

19.       Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

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20.       Section 409A.  It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payments under Section 1 of this Agreement will be made no later than March 15 of the year following the year in which the Termination Date occurs. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

21.       Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.       Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23.       Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24.       Entire Agreement.  [Reserved for update upon separation of employment.]

25.       No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

26.       Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the “Arbitration” Section of this Agreement shall be governed by the FAA. Executive consents to personal jurisdiction and venue in the State of California.

27.       Effective Date.  Executive understands that this Agreement shall be null and void if not executed by Executive within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28.       Counterparts.  This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

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29.       Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)        Executive has read this Agreement;

(b)        Executive has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Executive’s own choice or has elected not to retain an attorney;

(c)        Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d)        Executive is fully aware of the legal and binding effect of this Agreement; and

(e)        Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: ________________	Gregory D. Gorgas, an individual Gregory D. Gorgas

Dated: ________________	Artelo Biosciences, Inc. By Name: Title:

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